Exhibit 5.1

Our ref      JYS/ 670276/11064777v5

Edwards Group Limited
c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

[ ] April 2012

Dear Sirs

Edwards Group Limited (the “Company”)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company’s registration statement (the “Registration Statement”) on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, in respect of the proposed initial offering of the Company’s American Depositary Shares representing ordinary shares of a par value of £0.001 each in the capital of the Company (the “Ordinary Shares”).  This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                                 The Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 10 February 2012, the amended and restated Memorandum and Articles of Association adopted by special resolution passed on 2 April 2012 (the “Current Articles”) and the draft amended and restated Memorandum and Articles of Association of the Company to be adopted by special resolution and to be effective immediately upon commencement of the trading of the Company’s American Depositary Shares representing its Ordinary Shares on the Nasdaq Global Market (the “Post-IPO Articles”).

1.2                                 The minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 17 April 2012 (the “Meeting”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3                                 The written resolutions of the shareholders of the Company passed on 2 April 2012 approving the Current Articles and the draft written resolutions of the shareholders of the Company approving the Post-IPO Articles (such latter resolutions being the “Shareholder Resolutions”).

1.4                                 A Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.5                                 A certificate from a director of the Company (the “Director’s Certificate”).

1.6                                 The Registration Statement.

1.7                                 A draft of the underwriting agreement between the Company and Barclays Capital Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as representatives of the underwriters (the “Underwriting Agreement”).

2                                         Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1                                 other than in respect of the Company under the laws of the Cayman Islands, the Underwriting Agreement has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws;

2.2                                 the Underwriting Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.3                                 the Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws;

2.4                                 the choice of the laws of the State of New York as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.5                                 copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.6                                 all signatures, initials and seals are genuine;

2.7                                 other than in respect of the Company under the laws of the Cayman Islands, the power, authority and legal right of all parties under all relevant laws and regulations to enter into, execute, deliver and perform their respective obligations under the Underwriting Agreement;

2.8                                 there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of the State of New York; and

2.9                                 the Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares were or will be issued for less than par value.

JYS/ 670276/11064777v5

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                                 The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                                 The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement will have been duly authorised for issue following the passing of the Shareholder Resolutions, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members (shareholders), such Ordinary Shares will be validly issued, fully paid and non-assessable.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                                 To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.2                                 Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares.  However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position.  Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position.  As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder

JYS/ 670276/11064777v5